EXHIBIT 4.4

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The common stock, par value $0.001 per share (the “Common Stock”) of Duos Technologies Group, Inc. (the “Company”) is the only class of the Company’s securities registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The following description of the Common Stock, certain provisions of the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), Amended and Restated Bylaws, as amended (the “Bylaws”), and certain provisions of Florida law are summaries. The following is qualified in its entirety by our Articles of Incorporation, Bylaws and the relevant provisions of the laws of the State of Florida. Copies of our Articles of Incorporation and Bylaws have been filed with the Securities and Exchange Commission (the “SEC”) and are filed as exhibits to the Company’s Annual Report on Form 10-K filed with the SEC of which this Exhibit is a part.

General

The total number of shares which the Company is authorized to issue is 510,000,000 shares, consisting of 500,00,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). The Common Stock is the only class of our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Common Stock

Voting Rights

Each holder of Common Stock is entitled to one vote for each share of Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote, except as may be otherwise provided in the Articles of Incorporation (including any Certificate filed with the Secretary of State of the State of Florida establishing the terms of a series of Preferred Stock) or by the Florida Business Corporation Act (the “Act”). The holders of Common Stock do not have any cumulative voting rights.

Dividends

Subject to the Act and the rights (if any) of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such time and in such manner as the Board of Directors, in its discretion, shall determine.

Rights and Preferences

The Common Stock has no preemptive rights, conversion rights or other subscription rights, or redemption or sinking fund provisions.

Liquidation

Upon the dissolution, liquidation or winding up of the Company, subject to the rights (if any) of the holders of any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive the assets of the Company available for distribution to shareholders ratably in proportion to the number of shares held by them.

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Anti-Takeover Provisions

Certain provisions of Florida law, the Articles of Incorporation and our Bylaws contain provisions that could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. The provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with any unfriendly or unsolicited acquiror outweighs the disadvantage of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Anti-Takeover Statute

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law. Pursuant to Section 607.0901 of the Act, a publicly held Florida corporation, under certain circumstances, may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder).

An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 15% of a corporation’s outstanding voting shares. We have not made an election in our Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Act which prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a control-share acquisition unless (i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control-share acquisition. A control-share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

Anti-Takeover Effects of Certain Provisions of our Articles of Incorporation and Bylaws

Board Composition and Filling Vacancies

Our Bylaws provide that, at a meeting of the shareholders called expressly for that purpose, any director or the entire Board of Directors may be removed, with or without cause, by a vote of the holders of a majority of the shares of each class or series of voting stock present in person or by proxy then entitled to vote at an election of directors. Board vacancies and newly-created directorships resulting from (i) an increase in the authorized number of directors, (ii) death, (iii) resignation, (iv) retirement, (v) disqualification, or (vi) removal from office, may be filled by a majority vote of the remaining directors then in office, although less than a quorum, or by the sole remaining director, and each director so chosen shall hold office until the next annual meeting of shareholders and until such director’s successor shall have been duly elected and qualified.

Shareholder Meetings and Advance Notice Requirements

Our Bylaws establish advance notice procedures with regard to a shareholder’s ability to call a special meeting as well to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our shareholders. These procedures provide that notice of shareholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, for a shareholder proposal to be timely, notice must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the date the Company released its proxy materials to its shareholders for the prior year’s annual meeting of shareholders or any longer period provided by applicable law. Our Bylaws specify the requirements as to form and content of all shareholders’ notices. These requirements may preclude shareholders from bringing matters before the shareholders at an annual or special meeting.

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Authorized Blank Check Preferred

The Board of Directors is authorized to provide, out of the unissued shares of Preferred Stock, a series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series, and the designation of such series, the voting and other powers (if any) of the shares of such series, and the preferences and any relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of such series of Preferred Stock, and the qualifications, limitations or restrictions thereof, may differ from those of any and all other series of preferred Stock at any time outstanding. The powers and rights of any series of Preferred Stock may be superior to, or otherwise limit, the rights and powers of the Common Stock.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval.

The foregoing provisions will make it more difficult for our existing stockholders to replace our Board of Directors as well as for another party to obtain control of the Company by replacing our Board of Directors. Since our Board of Directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of blank check Preferred Stock makes it possible for our Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change the control of the Company. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of our Common Stock by means of a proxy contest, tender offer, merger or otherwise.

These provisions are intended to enhance the likelihood of continued stability in the composition of the Board of Directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy rights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in control of the Company or our management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Choice of Forum

The Articles of Incorporation provide that the Circuit Court for Duval County (or the appropriate Florida federal court) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer (or affiliate of any of the foregoing) of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Florida Statutes or the Articles of Incorporation or Bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act of 1933, as amended (the “Securities Act”), creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

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Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust.

Listing

Our common stock is listed on the Nasdaq Capital Market under the trading symbol “DUOT.”

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